EXHIBIT 1.1

UNDERWRITING AGREEMENT

March 4, 2008

Deutsche Bank Securities Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

As Representatives of the

several Underwriters listed

in Schedule 1 to the Underwriting Agreement

c/o Deutsche Bank Securities Inc.

    60 Wall Street New York,

    New York 10005

c/o Banc of America Securities LLC

    9 West 57th Street

    New York, New York 10019

c/o J.P. Morgan Securities Inc.

    270 Park Avenue

    New York, New York 10017

Ladies and Gentlemen:

Bill Barrett Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as Representatives (the “Representatives”), $150,000,000 principal amount of its 5.00% Senior Convertible Notes due 2028 having the terms set forth in Schedule 2 hereto (the “Firm Securities”). The Company also proposes to issue and sell to the Underwriters at the Underwriters’ option an additional $22,500,000 aggregate principal amount of its 5.00% Senior Convertible Notes due 2028 (the “Option Securities” and together with the Firm Securities, the “Securities”) as set forth below. The Securities will be issued pursuant to an indenture to be dated as of the Closing Date (defined below) (the “Original Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), to be supplemented with respect to the Securities by the First Supplemental Indenture to be dated as of the Closing Date between the Company and the Trustee (the “First Supplemental Indenture”) and, together with the Original Indenture, the “Indenture”).

Each Security will be convertible at the option of the holder into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at the conversion price set forth in the Securities (the “Conversion Price”), which Conversion Price is subject to adjustment in certain events as provided in the Securities and the Indenture. The shares of Common Stock into which the Securities may be convertible are referred to herein as the “Underlying Securities.”

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this underwriting agreement between the Company and the Representatives (this “Agreement”) has been executed and delivered. The Company further understands that the form of the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and that the Underwriters propose initially to offer the Securities on the terms set forth in the Time of Sale Information and the Prospectus. Schedule 3 hereto sets forth the Time of Sale Information made available at the Time of Sale. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

1. Registration Statement. The Company has prepared and filed with the Commission under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), a registration statement on Form S-3 (File No. 333-131385), including a prospectus (the “Basic Prospectus”), relating to securities, including the Securities, to be issued from time to time by the Company. The Company has also filed, or proposes to file, with the Commission pursuant to Rule 424 under the Act a prospectus supplement specifically relating to the Securities (the “Prospectus Supplement”). The registration statement, including the financial statements, exhibits and schedules thereto, in the form in which it became effective under the Act, including any required information deemed to be a part thereof at the time of its effectiveness pursuant to Rule 430A, 430B or 430C under the Act, is referred to herein as the “Registration Statement”; and as used herein, the term “Prospectus” means the Basic Prospectus as supplemented by the prospectus supplement specifically relating to the Securities in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Act) in connection with confirmation of sales of the Securities and the term “Preliminary Prospectus” means the preliminary prospectus supplement specifically relating to the Securities together with the Basic Prospectus. If the Company has filed a registration statement pursuant to Rule 462(b) under the Act (the “Rule 462 Registration Statement”), then any reference herein to the term Registration Statement shall be deemed to include such Rule 462 Registration Statement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus. References herein to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed by the Company under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (the “Exchange Act”) subsequent to the date of this Agreement which are deemed to be incorporated by reference therein. For purposes of this Agreement, the term “Effective Time” means the effective date of the Registration Statement with respect to the offering of Securities, as determined for the Company pursuant to Section 11 of the Act and Item 512 of Regulation S-K, as applicable.

At or prior to the time when sales of the Securities will be first made (the “Time of Sale”), the Company will prepare certain information (collectively, the “Time of Sale

Information”) which information will be identified in Schedule 3 to this Agreement for such offering of Securities as constituting part of the Time of Sale Information.

2. Representations and Warranties of the Company. The Company represents and warrants to each of the Underwriters as follows:

(a) The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Act that has been filed with the Commission not earlier than three years prior to the date hereof; no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company; no order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Act against the Company or related to the offering has been initiated or threatened by the Commission; as of the Effective Time, the Registration Statement complied in all material respects with the Act and the Trust Indenture Act, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date (as defined below), the Prospectus did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions in the Registration Statement and the Prospectus and any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use therein.

(b) As of the Closing Date, the Company’s restated certificate of incorporation (the “Certificate of Incorporation”) authorized the issuance of 225,000,000 shares of capital stock, including 150,000,000 shares of common stock, par value $0.001 per share, and 75,000,000 shares of preferred stock, par value $0.001 per share; the number of outstanding shares of the Company’s common stock is set forth in the Prospectus in the section “Description of Capital Stock” as of the date indicated therein; the information set forth under the caption “Capitalization” in the Prospectus is true and correct in all material respects; except as set forth in the Prospectus, all of the outstanding shares of capital stock of the Company have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, and the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion in accordance with the terms of the Securities the Indenture, will be validly issued and will be fully paid and non-assessable; the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights; except as set forth in the Prospectus, all of the outstanding shares of capital stock of the Company will be free and clear of all liens, encumbrances, equities and claims or restrictions on voting or transferability (other than those imposed by (1) the Second Amended and Restated Credit Agreement dated March 17, 2006, among the Company, JPMorgan Chase Bank N.A., as administrative agent, and the other parties thereto, as amended (the “Credit Agreement”), (2) liens, encumbrances and claims under the Indenture governing the Securities, (3) the Act and (4) the securities or “Blue Sky” laws of certain jurisdictions); except as set forth in the Prospectus and except for pursuant to the Company’s shareholders’ rights plan, employee benefit plans, and stock option and stock incentive plans, there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of the Company; and except as disclosed in the Prospectus, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(c) The Time of Sale Information, at the Time of Sale and at the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use in such Time of Sale Information.

(d) The Company (including its agents and Representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and Representatives (other than a communication referred to in clauses (i), (ii) and (iii) below), an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents (other than the Preliminary Prospectus) listed on Schedule 3 to this Agreement as constituting the Time of Sale Information, and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Company and the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, or filed prior to the first use of such Issuer Free Writing Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such

Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

(e) The documents incorporated by reference in the Registration Statement, the Prospectus, and the Time of Sale Information, when filed with the Commission, conformed or will conform, as the case may be, in all material respects with the applicable requirements of the Exchange Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus, the Time of Sale Information, or to Form T-1 of the Trustee.

(f) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than (i) as set forth or contemplated in the Registration Statement, the Time of Sale Information and the Prospectus or (ii) would not reasonably be expected to constitute, either individually or in the aggregate, a material adverse change, in or affecting the management, condition, financial or otherwise, stockholders’ equity, results of operations or business of the Company, taken as a whole (a “Material Adverse Effect”); and, since such date as of which information is given in the Registration, the Time of Sale Information and the Prospectus, there has not been any material change in the capital stock of the Company or its subsidiaries (other than issuances of the Company’s stock pursuant to stock options outstanding as of, or prior to, the date of this Agreement, or matching contributions, under the Company’s employee benefit plans) or any material increase in the long-term debt of the Company and its subsidiaries taken as a whole, or any Material Adverse Effect other than as set forth or contemplated in the Registration Statement, the Time of Sale Information and the Prospectus.

(g) The Company and its subsidiaries have legal, valid and defensible title to substantially all of the interests in oil and gas properties underlying the Company’s estimates of its net proved reserves contained in the Prospectus and to substantially all other real and personal property reflected in the Prospectus as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or would not have a Material Adverse Effect; any other real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries; and the working interests derived from oil, gas and mineral leases or mineral interests which constitute a portion of the real property held or leased by the Company or its subsidiaries reflect in all material respects the right of the Company and its subsidiaries to explore, develop or produce hydrocarbons from such real property, and the care taken by the Company and its subsidiaries with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company operates for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons.

(h) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties, as the case may be, and conduct its business as described in the Prospectus, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction, except where the failure to be so qualified or to be in good standing in any such jurisdiction would not have a Material Adverse Effect; and each subsidiary of the Company has been duly incorporated or formed and is validly existing as an entity in good standing under the laws of its jurisdiction of incorporation or formation, except where the failure to be so qualified or to be in good standing in any such jurisdiction would not have a Material Adverse Effect.

(i) The shares of Common Stock to be issued upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable; and no preemptive rights of stockholders exist with respect to any of the Common Stock to be issued upon conversion of the Securities.

(j) All of the shares of Common Stock conform in all material respects to the description thereof contained in the Prospectus; and the form of certificate for the shares of Common Stock conforms in all material respects to the requirements of the General Corporation Law of the State of Delaware.

(k) The Company has submitted a notification for listing the Underlying Securities with NYSE Euronext (the “NYSE”).

(l) The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock or other ownership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares and except as set forth in the Prospectus) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than those arising under the Company’s senior credit facility or as set forth in the Prospectus.

(m) The issue and sale of the Securities by the Company and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (B) will not result in any violation of the provisions of the Certificate of Incorporation or By-laws (in each case, as amended or restated) of the Company, and (C) will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except with respect to (A) above, for such conflicts, breaches, violations or defaults that would not result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body having jurisdiction over the Company or its subsidiaries is required for the issue and sale of the Securities, the consent to listing of the Underlying Securities on the NYSE or the consummation by the Company of the transactions contemplated by this Agreement, except the registration of the Securities and the Underlying Securities under the Act and such consents, approvals, authorizations, registrations or qualifications as have been previously obtained or may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters.

(n) Neither the Company nor any of its subsidiaries is (A) in violation of its Certificate of Incorporation or formation, as applicable, or its by-laws or limited liability company agreement, as applicable (in each case, as amended or restated), (B) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (C) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority except in the case of (B) or (C) above, for such violations and defaults that would not result in a Material Adverse Effect.

(o) Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(p) Deloitte & Touche LLP, who have certified the consolidated financial statements of the Company and its subsidiaries, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Company Accounting Oversight Board.

(q) Except as described in the Registration Statement and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) none of the Company or any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or any actions, suits or proceedings by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(r) Netherland, Sewell & Associates, Inc., whose report is referenced in the Prospectus, was, as of the dates of such report, and is, as of the date hereof, an independent petroleum engineer with respect to the Company.

(s) The information underlying the estimates of reserves of the Company and its subsidiaries, which was supplied by the Company to Netherland, Sewell & Associates, Inc. for purposes of reviewing the reserve reports and estimates of the Company and preparing the letter (a “Reserve Report Letter”) of Netherland, Sewell & Associates, Inc., including production and costs of operation, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than normal production of the reserves and intervening market commodity price fluctuations, fluctuations of demand for such products, adverse weather conditions, unavailability or increased costs of equipment, supplies or transportation capacity, the timing of third party operations and other factors described in the Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the Prospectus and as reflected in each Reserve Report Letter; and estimates of such reserves and present values as described in the Prospectus and reflected in the Reserve Report Letter comply in all material respects with the applicable requirements of Regulation S-X and Industry Guide 2 under the Act.

(t) The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure; and the Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15e of the Exchange Act.

(u) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, there are no material weaknesses in the Company’s internal controls.

(v) With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option designated by the Company or the relevant subsidiary of the Company at the time of grant as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company or the relevant subsidiary of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange and any other exchange on which the securities of the Company or the relevant subsidiary of the Company are traded, (iv) the per share exercise price of each Stock Option was equal to or greater than the fair market value of a share of Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the consolidated financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. Neither the Company nor any of its subsidiaries has knowingly granted, and there is no and has been no policy or practice of the Company or any of its subsidiaries of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(w) The financial statements and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby.

(x) The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Act, at the times specified in the Act in connection with the offering of the Securities. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)1(i) under the Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(y) The Company has full right, power and authority to execute and deliver this Agreement, the Securities and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents by the Company and the consummation of the transactions by the Company contemplated thereby has been duly and validly taken.

(z) The Indenture has been duly authorized by the Company and has been duly qualified under the Trust Indenture Act and upon execution and delivery and assuming due authorization, execution, and delivery by the Trustee will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, moratorium, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), by public policy, by applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”).

(aa) The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(bb) This Agreement has been duly authorized, executed and delivered by the Company.

(cc) The Indenture conforms, and the Securities will conform, in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Information, and the Prospectus with respect to such Securities.

(dd) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Registration Statement, the Time of Sale Information and the Prospectus, will not be an “investment company” within the meaning of such term under the Investment Company Act of 1940 as amended (the “1940 Act”), and the rules and regulations of the Commission thereunder.

3. Purchase, Sale and Delivery of the Securities.

(a) The Company agrees to issue and sell the Securities to the Underwriters named in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name as set forth in Schedule 1 to this Agreement at a price equal to 97.00% of the principal amount thereof plus accrued interest, if any, from March 12, 2008 to the Closing Date. The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b) Payment for and delivery of the Securities shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, NY, NY 10005, at 10:00 A.M., New York City time, on March 12, 2008, or at such other time or place on the same or such other date, not later than the third business day thereafter, as the Representatives and the Company may agree upon in writing (the “Closing Date”).

(c) Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company, for the account of the Underwriters, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(d) The Company acknowledges and agrees that the Underwriters named in this Agreement are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to any offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no such Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and such Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by such Underwriters named in this Agreement of the Company, the transactions contemplated thereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

(e) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase $22,500,000 principal amount of Option Securities at the same price set forth in Schedule B for the Firm Securities, plus accrued interest, if any, from the Closing Date to the Additional Closing Date. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time (but not more than two (2) times without the written consent of the Company) only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Firm Securities upon written notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (an “Additional Closing Date”) shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Date, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the aggregate principal amount of Option Securities then being purchased which the principal amount of Firm Securities set forth in Schedule 1 opposite the name of such Underwriter bears to the aggregate principal amount of Firm Securities.

4. Covenants of the Company. The Company covenants and agrees with each Underwriter that:

(a) The Company will (i) pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Act (without giving effect to the proviso therein) and in any event prior to the Closing Date and (ii) file the Prospectus in a form approved by the Underwriters with the Commission pursuant to Rule 424 under the Act not later than the close of business on the second business day following the date of determination of the public offering price of the Securities or, if applicable, such earlier time as may be required by Rule 424(b) and Rule 430A, 430B or 430C under the Act; the Company will file any Issuer Free Writing Prospectus (including the Term Sheet in the form of Schedule 2 to this Agreement) to the extent required by Rule 433 under the Act; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the second business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request.

(b) The Company will deliver, without charge, to each Underwriter during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus (if applicable) as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) in connection with sales of the Securities by any Underwriter or dealer.

(c) Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement relating to the Securities or the Prospectus, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

(d) The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement relating to the Securities has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement relating to the Securities or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act; (v) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and if the Commission issues any stop order or any order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Securities, the Company will use its reasonable best efforts to obtain the withdrawal of such order.

(e) No offering, sale, short sale or other disposition of any shares of Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock or derivative of Common Stock (or agreement for such) will be made for a period of 60 days after the date of this Agreement, directly or indirectly, by the Company otherwise than (i) hereunder; (ii) upon the terms set forth in the Prospectus; (iii)

upon exercise or conversion of options or warrants outstanding on the Closing Date and options issued (and the exercise of such options) or shares issued pursuant to the Company’s employee benefit plans (including any 401(k) plan or long-term incentive plan); or (iv) with the prior written consent of the Representatives. The Company will not file a registration statement under the Act in connection with any transaction by the Company or any person that is prohibited pursuant to the foregoing, except for registration statements on Form S-8 relating to employee benefit plans or on Form S-4 relating to corporate reorganizations or other transactions under Rule 145.

(f) The Company shall have caused each person and entity specified on Schedule 4 hereto to furnish to you, on or prior to the Closing Date, a “lock-up” letter or letters, in substantially the form of Exhibit A hereto (“Lock-up Agreements”).

(g) The Company will use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(h) If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Closing Date, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances existing at the Closing Date, be misleading or so that the Time of Sale Information will comply with law.

(i) If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(j) The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(k) The Company will make generally available to its securityholders and the Representatives as soon as practicable an earning statement, which need not be audited, that satisfies the provisions of Section 11(a) of the Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

(l) During the period from the date hereof through and including the Closing Date or such later date as is specified in this Agreement, the Company will not, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

(m) The Company will apply the net proceeds from the sale of the Securities as described in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Use of Proceeds.”

(n) The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities.

(o) The Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act during the Prospectus Delivery Period.

(p) The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.

5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not and will not use, authorize use of, refer to, or participate in the planning for use of any “free writing prospectus,” as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Schedule 3 to this Agreement or prepared pursuant to Section 2(d) or

Section 4(c) hereof (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).

(b) Notwithstanding the foregoing, the Underwriters may use a term sheet substantially in the form of Schedule 2 to this Agreement without the consent of the Company.

6. Conditions of Underwriters’ Obligations. The several obligations of the Underwriters to purchase the Securities on the Closing Date are subject to the accuracy, as of the date hereof and the Closing Date of the representations and warranties of the Company contained herein, and to the performance by the Company of its covenants and obligations hereunder and to the following additional conditions:

(a) If a post-effective amendment to the Registration Statement is required to be filed under the Act, such post-effective amendment shall have become effective, and the Representatives shall have received notice thereof, not later than 5:00 P.M., New York City time, on the date of this Agreement; if applicable, the Rule 462(b) Registration Statement shall have become effective by 10:00 a.m., New York City time, on the business day following the date of this Agreement; no order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(b) The Representatives shall have received on the Closing Date an opinion and 10b-5 statement of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, dated the Closing Date, and addressed to the Underwriters to the effect set forth in Exhibit B hereto.

(c) The Representatives shall have received from the Senior Vice President—General Counsel; and Secretary to the Company, his opinion, dated the Closing Date and addressed to the Underwriters to the effect set forth in Exhibit C hereto.

(d) The Representatives shall have received from Cahill Gordon & Reindel LLP, counsel for the Underwriters, an opinion dated the Closing Date with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(e) Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, no downgrading, or placement on any watch list for possible downgrading, in the rating of any of the debt securities of or guaranteed by the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Exchange Act) shall have occurred.

(f) No event or condition described in Section 2(f) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information and the Prospectus, as amended or supplemented, and the effect of which in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus, as amended or supplemented.

(g) The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company who has specific knowledge of the Company’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Registration Statement, the Time of Sale Information and the Prospectus and, to the best knowledge of such officer, the representations set forth in Sections 2(a) and 2(c) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) confirming to the effect set forth in paragraphs (a), (e) and (f) above.

(h) On the date of this Agreement and on the Closing Date, Deloitte & Touche LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters, and reasonably acceptable to Deloitte & Touche LLP, with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(i) On the date of this Agreement and on the Closing Date, the Representatives shall have received a letter addressed to the Underwriters, from Netherland, Sewell & Associates, Inc., in form and substance reasonably satisfactory to the Representatives and counsel for the Representatives, confirming that it is an independent petroleum consultant with respect to the Company, attaching its report with respect to the Company’s oil and gas reserves, and stating that as of the date of such letter it has no reason to believe that the conclusions and findings contained in such report are not true or correct.

(j) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(k) The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company in its jurisdiction of organization and its good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(l) On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

(m) The NYSE shall not have objected to the listing of the Underlying Securities issuable upon conversion of the Securities on the NYSE.

(n) The Lock-up Agreements described in Section 4(f) shall be in full force and effect.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Underwriter, the directors and officers of each Underwriter, and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which such Underwriter or any such controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus, any Time of Sale Information or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus, any Time of Sale Information or in all cases any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use therein. The Company and the Underwriters acknowledge and agree that the only information that has been furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for use in the

Registration Statement, the Prospectus (or any amendment or supplement thereto) any Issuer Free Writing Prospectus or any Time of Sale Information and any Preliminary Prospectus Supplement consists of the second and third lines of the second paragraph of the Underwriting Section, as well as the fifth, sixth and seventh paragraphs of the Underwriting Section of the Preliminary Prospectus Supplement.

(b) Each Underwriter severally and not jointly will indemnify and hold harmless the Company, each of its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the forgoing indemnity in paragraph (a) of this Section 7 from the Company to each Underwriter, but only with reference to such written information that is described in paragraph (a) of this Section 7; and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to assume the defense thereof and to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (including local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an indemnified party.

(d) If the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among Underwriters relating to the offering of the Securities) be responsible for any amount in excess of the total price at which the Securities underwritten and distributed to the public by such Underwriter was offered to the public. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions received by the Underwriters with respect to the Securities purchased under this Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls an Underwriter within the meaning of the Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of the Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d). The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(e) Any losses, claims, damages, liabilities or expenses for which an Indemnified Party is entitled to indemnification or contribution under this Section 7 shall be paid by the Indemnifying Party to the Indemnified Party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 7, the representations and other statements of the Underwriters, and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter, its directors or officers or any person controlling any Underwriter, the Company, its directors or officers or any persons controlling the Company, (ii) acceptance of any Securities and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to any Underwriter, its directors or officers or any person controlling any Underwriter, or to the Company, its directors or officers, or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 7.

8. Default by Underwriters.

(a) If, on the Closing Date, any Underwriter defaults on its obligation to purchase and pay for any of the Securities that it has agreed to purchase hereunder, then the Representatives shall have the right, within 36 hours thereafter, to arrange for the purchase of all, but not less than all, of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the Representatives have not made such arrangements, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the Representatives to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in this Agreement that, pursuant to this Section 8, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements by the Representatives and the Company for the purchase of the Securities of a defaulting Underwriter or Underwriters as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 8 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Underwriter of any liability that defaulting Underwriter may have to the Company or any non-defaulting Underwriter for damages caused by the defaulting Underwriter’s default.

9. Qualified Independent Underwriter. The Company confirms that at its request Morgan Stanley & Co. Incorporated has acted as a “qualified independent underwriter” (in such capacity, a “QIU”) within the meaning of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) in connection with the offering of the Securities. The Company will indemnify and hold harmless the QIU and each person, if any, who controls the QIU within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which the QIU or any such controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from the QIU’s acting (or alleged failing to act) as such “qualified independent underwriter,” except for such losses, claims, damages or liabilities resulting from the QIU’s or any such controlling person’s gross negligence or willful misconduct, and will reimburse the QIU or any such controlling person for any legal or other expenses reasonably incurred by the QIU or any such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

10. Termination. This Agreement may be terminated by the Representatives by notice to the Company (a) at any time prior to the Closing Date if any of the following has occurred: (i) since the respective dates as of which information is given in the Registration Statement, the Time of Sale Information and the Prospectus, any material adverse change or any development involving a prospective material adverse change in or affecting the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise), whether or not arising in the ordinary course of business, (ii) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis if the effect of such outbreak, escalation, declaration, emergency, calamity or crisis on the financial markets of the United States would, in the reasonable judgment of the Representatives, make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities or to enforce contracts for the sale of the Securities, (iii) any material change in economic or political conditions, if the effect of such change on the financial markets of the United States would, in the reasonable judgment of the Representatives, make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities or to enforce contracts for the sale of the Securities, (iv) suspension of trading in securities generally on the NYSE, the American Stock Exchange or the Nasdaq National Market or limitation on prices (other than limitations on hours or numbers of days of trading) for securities on either such exchange, (v) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which in the Representatives’ reasonable opinion materially and adversely affects or may materially and adversely affect the business or operations of the Company, (vi) the declaration of a banking moratorium by United States or New York State authorities, (vii) any downgrading, or placement on any watch list for possible downgrading, in the rating of any of the debt securities of or guaranteed by the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Exchange Act), (viii) the suspension of trading of the Company’s common stock by the NYSE or the Commission or any other governmental authority or (ix) the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which in the Representatives’ reasonable opinion has a material adverse effect on the securities markets in the United States; or (b) as provided in Section 8 of this Agreement.

11. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including, without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) the fees and expenses of the QIU (including related fees and expenses of any counsel to the QIU); (ix) all expenses and application fees incurred in connection with any filing with, and clearance of any offering by, FINRA; (x) all expenses and listing fees incurred in connection with the application for listing the Underlying Shares with the NYSE; and (xi) expenses incurred by the Company in connection with any “road show” presentation to potential investors. It is understood, however, that, except as provided in this Section 11 and Section 7 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, any advertising expenses connected with any offers they may make, and any expenses incurred by the Underwriters (or their proportionate share thereof) in connection with any “road show” presentation to potential investors; provided, however, that, upon the closing of the offering contemplated hereby, each Underwriter, severally and not jointly, agrees to reimburse the Company for such Underwriter’s pro-rata portion of the Company’s out-of-pocket expenses in connection with the offering (which amount shall equal $375,000 (or $431,250 if the Underwriters exercise the over-allotment option) in the aggregate for all Underwriters (or such other amount as mutually agreed to among the Company and the Underwriters)); the pro-rata portion of the expenses to be paid by an Underwriter shall be that amount which bears the same proportion to the aggregate expenses to be reimbursed to the Company as the aggregate principal amount of the Securities purchased by such Underwriter bears to the aggregate principal amount of Securities issued and sold by the Company.

(b) If this Agreement is terminated pursuant to Section 8 hereof, the Company shall not have any liability to any Underwriter except as provided in Sections 7 and 11 hereof; but if (i) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (ii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriters for all reasonable out-of-pocket costs and expenses (including the fees and expenses of their counsel) incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Act.

15. Miscellaneous.

(a) Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

(b) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication, and shall be deemed effective upon receipt. Notices to the Underwriters shall be given to the Representatives at the addresses set forth on the first page of this Agreement. Notices to the Company shall be given to it at Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, CO 80202 (fax: (303) 312-8598; Attention: Francis B. Barron).

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(e) The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Remainder of Page Left Intentionally Blank]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

BILL BARRETT CORPORATION

By:	/s/ Fredrick J. Barrett
Name: Fredrick J. Barrett
Title: Chief Executive Officer and Chairman

Approved: March 4, 2008

DEUTSCHE BANK SECURITIES INC.

For itself and on behalf of the several Underwriters listed in Schedule 1 hereto.

By	/s/ Terrence E. Neafsey
Name: Terrence E. Neafsey Title: Managing Director

By	/s/ Michael V. Johnson
Name: Michael V. Johnson Title: Global Co-Head, Natural Resources Group

BANC OF AMERICA SECURITIES LLC

For itself and on behalf of the several Underwriters listed in Schedule 1 hereto.

By	/s/ Craig McCracken
Name: Craig McCracken Title: Managing Director

J.P. MORGAN SECURITIES INC.

For itself and on behalf of the several Underwriters listed in Schedule 1 hereto.

By	/s/ Jeff J. Zajkowski
Name: Jeff J. Zajkowski Title: Managing Director

Schedule 1

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	$60,000,000
Banc of America Securities LLC	$37,500,000
J.P. Morgan Securities Inc.	$26,250,000
Credit Suisse Securities (USA) LLC	$11,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$7,500,000
Morgan Stanley & Co. Incorporated	$7,500,000
Total:	$150,000,000

Schedule 2

Bill Barrett Corporation

$150,000,000 aggregate principal amount

of

5.00% Convertible Senior Notes due 2028

Issuer:	Bill Barrett Corporation

Ticker / Exchange:	BBG / NYSE

Title of Securities:	5.00% Convertible Senior Notes due 2028

Aggregate Principal Amount Offered:	$150,000,000

Over-allotment Option:	$22,500,000

Offer price:	100.0% of principal amount

Use of proceeds:

We plan to use all of the net proceeds from this offering to repay borrowings under our revolving credit facility.

We will receive net proceeds from this offering of approximately $145.5 million (or approximately $167.3 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount and before payment of offering expenses. We intend to use all of the net proceeds from this offering to repay borrowings under our revolving credit facility. Certain of the underwriters and their affiliates are lenders to us under our revolving credit facility.

As of March 3, 2008, the outstanding balance under our revolving credit facility was $276.0 million, which bears interest at floating rates in accordance with such revolving credit facility. The average annual interest rate for this debt for the year ended December 31, 2007 was 6.3%. Our revolving credit facility matures March 17, 2011.

Capitalization:

The following unaudited table sets forth our capitalization as of December 31, 2007:

•        on a consolidated historical basis; and

•        on a pro forma basis to reflect the completion of this offering and the use of proceeds therefrom.

You should read our historical financial statements and notes that are incorporated by reference into the preliminary prospectus supplement.

	December 31, 2007
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$60.3	$60.3

Long-term debt
Senior revolving credit facility	$274.0	$128.5

New convertible senior notes offered hereby	—	$150.0

Total long-term debt	$274.0	$278.5

	Stockholders’ equity	$773.5	$773.5

	Total capitalization	$1,047.5	$1,052.0

Ranking:	Senior unsecured

Maturity:	March 15, 2028

Interest Rate:	5.00% per annum

Interest Payment Dates:	March l5 and September 15 of each year, commencing September 15, 2008

Last reported sale price of Bill Barrett Corporation Common Stock (BBG) on March 4, 2008:	$44.22

Conversion Rate:	15.0761 shares of common stock per $1,000 principal amount of notes, subject to adjustment

Initial Conversion Price:	Approximately $66.33 per share of common stock

Conversion Contingencies:

•         during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of Bill Barrett Corporation common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day;

•         during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current Applicable Conversion Rate;

•         if the notes have been called for redemption;

•         if Bill Barrett Corporation makes certain significant distributions to holders of our common stock;

•         upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion upon Specified Corporate Transactions”; or

•         any time beginning on September 20, 2027 and ending at the close of business on the business day immediately preceding March 15, 2028 regardless of whether any of the foregoing circumstances has occurred.

Settlement:	Upon conversion, Bill Barrett Corporation will settle its conversion obligation, at its election, in cash, shares of its common stock or a combination of cash and shares of common stock, in each case calculated as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion.”

Optional Redemption:	Prior to March 26, 2012, the notes are not redeemable. On or after March 26, 2012, Bill Barrett Corporation may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Repurchase of Notes at Holder’s Option:	March 20, 2012, 2015, 2018 and 2023

Repurchase upon a Fundamental Change:	Upon the occurrence of a Fundamental Change transactions, holders have the right to require Bill Barrett Corporation to repurchase their notes for cash at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest.

Fundamental Change Protection:	Adjustment to the applicable conversion rate upon a Qualifying Fundamental Change (per table below).

Registration:	Registered

Joint Book Running Managers:	Deutsche Bank Securities Inc.	$60,000,000
	Banc of America Securities LLC	$37,500,000
	J.P. Morgan Securities Inc.	$26,250,000
Co-Managers:	Credit Suisse Securities (USA) LLC	$11,250,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$7,500,000
	Morgan Stanley & Co. Incorporated	$7,500,000

Gross Spread (%):	3.00%

Trade Date:	March 5, 2008

Settlement Date:	March 12, 2008

CUSIP:	06846N AA2

ISIN:	US06846NAA28

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be added per $1,000 principal amount of notes.

	Stock Price
Effective Date	$44.22	$48.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00	$150.00	$200.00	$250.00
March 12, 2008	7.5300	7.5300	7.5300	6.5546	5.6552	4.9306	4.3397	3.8526	3.4471	2.8172	2.3562	1.2147	0.7840	0.5649
September 15, 2008	7.5300	7.5300	7.5077	6.3453	5.4353	4.7065	4.1151	3.6304	3.2296	2.6121	2.1661	1.0903	0.6994	0.5044
March 15, 2009	7.5300	7.5300	7.2639	6.0824	5.1620	4.4301	3.8401	3.3600	2.9669	2.3665	1.9406	0.9484	0.6048	0.4372
September 15, 2009	7.5300	7.5300	6.9787	5.7747	4.8423	4.1074	3.5200	3.0470	2.6637	2.0868	1.6856	0.7954	0.5065	0.3679
March 15, 2010	7.5300	7.2353	6.6393	5.4092	4.4635	3.7265	3.1438	2.6813	2.3116	1.7666	1.3976	0.6328	0.4045	0.2966
September 15, 2010	7.5300	6.8346	6.2179	4.9538	3.9930	3.2558	2.6823	2.2365	1.8879	1.3902	1.0679	0.4639	0.3021	0.2248
March 15, 2011	7.5300	6.3879	5.7369	4.4183	3.4294	2.6884	2.1267	1.7053	1.3883	0.9596	0.7031	0.2972	0.2009	0.1518
September 15, 2011	7.5300	5.9126	5.1960	3.7550	2.6957	1.9362	1.3917	1.0168	0.7583	0.4558	0.3105	0.1436	0.1019	0.0777
March 15, 2012 and thereafter	7.5300	5.7572	4.9239	3.1057	1.5905	0.4377	0.0399	0.0042	0.0015	0.0011	0.0010	0.0005	0.0003	0.0002

The stock prices and additional share amounts set forth above are based upon a common share Closing Sale Price of $44.22 on March 4, 2008 and an initial conversion price of $66.33.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•

between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of

Additional Shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $250.00 per share (subject to adjustment), no increase in the Applicable Conversion Rate will be made; and

•	less than $44.22 per share (subject to adjustment), no increase in the Applicable Conversion Rate will be made.

Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of members of the Financial Industry Regulatory Authority (FINRA) who are participating in this offering, this offering is being conducted in compliance with FINRA Rules 2710(h) and 2720(c). Those rules require that the yield at which our notes are to be distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Morgan Stanley & Co. Incorporated has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. We have agreed to indemnify Morgan Stanley & Co. Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

The underwriters have agreed to reimburse the Company, pro rata, for an amount equal to $375,000 for expenses, or $431,250 if the underwriters’ over-allotment option is exercised in full.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer or underwriter will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule 3

Time of Sale Information

1.	Preliminary Prospectus Supplement (Registration Number 333-131385) dated as of March 4, 2008

2.	Pricing Term Sheet dated as of March 5, 2008

Schedule 4

Persons executing Lock-Up Agreements pursuant to Section 4(f)

Warburg Pincus Private Equity VIII, L.P.

Fredrick J. Barrett, Chief Executive Officer

Joseph N. Jaggers, Chief Operating Officer and President

Robert W. Howard, Chief Financial Officer

Terry R. Barrett, Senior Vice President

Francis B. Barron, Senior Vice President

Kurt M. Reinecke, Senior Vice President

Wilfred R. Roux, Senior Vice President

Huntington T. Walker, Senior Vice President

R. Scot Woodall, Senior Vice President

James M. Fitzgibbons, Director

Randy A. Foutch, Director

Jeffrey A. Harris, Director

Jim W. Mogg, Director

Philippe S. E. Schreiber, Director

Randy Stein, Director

Michael E. Wiley, Director

Exhibit A

Form of Lock-up Agreement

LOCK-UP AGREEMENT

March [ ], 2008

Deutsche Bank Securities Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

As Representatives of the

several Underwriters listed

in Schedule 1 to the Underwriting Agreement

c/o Deutsche Bank Securities Inc.

    60 Wall Street

    New York, New York 10005

c/o Banc of America Securities LLC

    9 West 57th Street

    New York, New York 10019

c/o J.P. Morgan Securities Inc.

    270 Park Avenue

    New York, New York 10017

Ladies and Gentlemen:

Re:	Proposed Public Offering by Bill Barrett Corporation

Ladies and Gentlemen:

The undersigned, a securityholder and/or an executive officer and/or director of Bill Barrett Corporation, a Delaware corporation (the “Company”), understands that Deutsche Bank Securities Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. (the “Representatives”) propose to enter into an underwriting agreement (the “Underwriting Agreement”) with the Company providing for the public offering of the Company’s 5.00% Senior Convertible Notes due 2028. In recognition of the benefit that such offerings will confer upon the undersigned as a securityholder and/or an executive officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during a period of 60 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of the Company’s common stock or notes or any securities convertible into or exchangeable or exercisable for the Company’s common stock or notes, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise.

Notwithstanding the foregoing and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives (i) as a bona fide gift or gifts (ii) by will or intestacy, (iii) to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iv) to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of a court of competent jurisdiction, (v) as a distribution to members, limited partners or stockholders of the undersigned or to the undersigned’s “affiliates” (as such term is defined in Rule 501 under the Act) or to any investment fund or other entity controlled or managed by the undersigned, (vi) if the undersigned is a senior executive officer or director of the Company, such individuals may sell shares pursuant to a written trade plan, in existence as of the date hereof, complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vii) if the undersigned is a senior executive officer or director of the Company, such individuals may sell up to an aggregate of 200,000 shares of the Company’s common stock (such 200,000 shares to be allocated among such executive officers and directors by the Company in accordance with its internal control policy), so long as those sales are made in compliance with the Company’s insider trading policies, (viii) if the undersigned is Warburg Pincus Private Equity VIII, L.P. or an affiliate of Warburg Pincus Private Equity VIII, L.P., such person or entity may distribute to its members, general or limited partners or stockholders up to an aggregate of 25% of its shares of the Company’s common stock owned as of the date of this Lock-Up Agreement; or (ix) as permitted under the terms of any of the Company’s employee benefit plans including any 401(k) plan or long-term incentive plan in effect on the date hereof (including, without limitation, the forfeiture to the Company by the undersigned of Lock-Up Securities in satisfaction of tax withholding obligations arising in connection with the issuance, vesting or exercise of an award under any such plan or the lapse of restrictions thereon); provided that, with respect to the items in clauses (i) through (v) only, (1) the Representatives receive a signed Lock-Up Agreement for the balance of the Lock-Up Period from each donee, trustee, distributee or transferee, as the case may be; (2) any such transfer shall not involve a disposition for value; (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission (other than reports on Forms 4 or 5 or pursuant to Section 13 of the Exchange Act), or otherwise; and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfer.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent

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and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the 5.00% Senior Convertible Notes due 2028 to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

The undersigned understands that the Representatives are entering into the Underwriting Agreement and proceeding with the offerings in reliance upon this Lock-Up Agreement.

[Remainder of Page Intentionally Left Blank]

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This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

By:
Name:
Title:

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